                                                                   EXHIBIT 12.2

                           MARK IV INDUSTRIES, INC.

              STATEMENT REGARDING COMPUTATION OF PRO FORMA RATIOS
                        OF EARNINGS TO FIXED CHARGES(1)

                            (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                YEAR ENDED     SIX MONTHS ENDED
                                             FEBRUARY 28, 1997 AUGUST 31, 1997
                                                 PRO FORMA        PRO FORMA
                                             ----------------- ----------------
Earnings as adjusted (per Exhibit 12.1).....     $228,344          $126,630
                                                 ========          ========
Fixed charges before Pro Forma Adjustments
 (per Exhibit 12.1).........................     $ 65,710          $ 33,118
Pro Forma Adjustments:
  Interest expense of the 4 3/4% Convertible
   Subordinated Notes due November 1, 2006
   (including amortization of debt expense).       13,822             6,911
  Interest expense reduction attributable to
   the assumed reduction of indebtedness
   under the 8 3/4% Senior Subordinated
   Notes due April 1, 2003..................      (23,259)          (11,630)
                                                 --------          --------
    Pro Forma Fixed Charges.................     $ 56,273          $ 28,399
                                                 ========          ========
    Pro Forma Ratio.........................         4.06x             4.46x
                                                 ========          ========

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(1) The pro forma ratio of earnings to fixed charges reflects a decrease in fixed charges related to the interest expense savings that would have been incurred on the 4 3/4% Convertible Subordinated Notes due November 1, 2004, the net proceeds of which are assumed to have been used to refinance the Company's 8 3/4% Senior Subordinated Notes due April 1, 2003. See "Use of Proceeds" in the Prospectus.